October 1, 1996

          Mr. Donald Jewell
          9368 Duff Court
          Ellicott City, MD 21043

          Dear Don:

          On behalf of HADRON I am pleased to offer you the position of Vice President of HADRON, as approved by the Compensation committee of the HADRON Board of Directors. The annual salary for this position is currently $5,000.00, paid bi-weekly. In addition, I am pleased to renew the offer for you to continue as the President of HADRON's subsidiary, Engineering & Information Services, Inc., (EISI) reporting to George Fowler, President of HADRON. The annual salary accompanying this position is $80,000 per annum paid bi-weekly.

          The term of your employment is for one year, subject to renewal annually, at the Company's discretion, for two additional one-year terms; provided, however, that the Company shall have the right to terminate your employment with no further obligation on the part of the Company if you are convicted of a felony or a crime of moral turpitude or if the Company determines that you have not satisfactorily performed your duties. In the event that the Company terminates your employment without cause, or if the Company decides not to renew this agreement for any reason other than those specified above, you shall receive six months' severance pay in full and complete satisfaction of any claim you may have by virtue of such termination of or election not to renew your agreement with the Company.

          In the event your employment agreement is renewed by October 1, 1997, you shall be entitled to an increase in annual salary which is commensurate with the annual increase awarded to other executive officers of the Company, as determined by the Board of Directors.

          During the term of your employment, you shall be entitled to participate, on the same terms and conditions as other executive employees of the Company, in such major medical, dental, life insurance, 401(k), and other employee benefits which the Company now provides or in the future may provide to its executive employees. You shall be entitled to four weeks of paid vacation leave and two weeks of sick leave per year.





          Mr. Donald Jewell
          October 1, 1996
          Page 2

          In addition, and as part of your compensation package, you shall continue to receive a car allowance in the amount of $350 per month. Furthermore, the Company will reimburse you for all reasonable expenses incurred in the performance of your duties in accordance with the Company's standard policy.

          As previously discussed, you will be able to earn up to 50% of your base salary as additional cash compensation based upon revenue growth and profitability of EISI. The Target Performance Goals are based upon the growth of revenue and profit relative to the past year (currently FY 96) for EISI weighted 1/2 for revenue and 1/2 fof EISI achieves more than a 10% growth in revenue relative to the previous year, you will be entitled to a bonus of 25% of your base annual salary. If EISI achieves more than a 15% growth in net profit relative to the previous year, you will be entitled to a bonus of 25% of your base annual salary. In addition, you will be able to earn 10% of the net profit earned over the 15% growth point. An example follows:




           EISI            1996 Actual     1997 Example     1997 Bonus

           Revenue         $6,640,169      $7,304,185       25% of base
                                                            salary
                                                            $21,250

           Net Profit         $399,385       $459,292       25% of base
                                                            salary
                                                            $21,250

           Excess net           N/A            $25,000      10% of excess
           Profit                                           profit
                                                            $2,500
           Total bonus          N/A             N/A         $45,000



          In addition to the above, you will be eligible to receive incentive stock options as stipulated in the HADRON, Inc. 1994 Stock Option Plan and approved by the Board of Directors.





          Mr. Donald Jewell
          October 1, 1996
          Page 3

          After review of the terms and conditions expressed above, sign the agreement in the space provided and return a copy to me. George Fowler and I look forward to the opportunity to continue to work with you here at HADRON and EISI. I believe you will continue to find the position challenging and worthy of your talents.

          Very truly yours,



          /S/ C.W. GILLULY
          C. W. Gilluly
          Chairman of the Board and
          Chief Executive Officer



          Accepted:



          /S/ DONALD JEWELL           10/1/96
          Donald Jewell                 Date